Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1

KRAIG BIOCRAFT LABORATORIES, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Proposed Maximum Aggregate Offering Price (1)		Fee Rate	Amount of Registration Fee(1)
Equity	Units consisting of shares of Class A Common Stock, no par value, and warrants to purchase shares of Class A Common Stock, no par value	457(o)	$11,500,000	(3)	0.0000927	$1,066.05
Equity	Class A Common Stock included as part of the Units (2)	-	-			-
Equity	Warrants to purchase Class A Common Stock included as part of the Units (4)		-			-
Equity	Class A Common Stock underlying the Warrants (2)	457(o)	$11,500,000		0.0000927	$1,066.05
Equity	Representative’s Warrants(4)(5)	457(0)
Equity	Class A Common Stock underlying Representative’s Warrants	457(o)	$1,012,000		0.0000927	$93.81
Total Offering Amounts						$2,225.91
Total Fees Previously Paid						$3,116,76
Total Fee Offsets						$0
Net Fee Due						$0

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price. Includes shares of Class A Common Stock and/or warrants to purchase shares of Class A Common Stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(3)	Equal to $10,000,000 of the Units to be offered by us plus the underwriter’s option to purchase up to an additional 15% of the total number of Units offered by us, or up to an additional $1,500,000 of shares of Class A Common Stock and/or warrants to purchase shares of Class A Common Stock at the public offering price, less underwriting discounts, to cover over-allotments, if any, within 45 days after the date of this prospectus.

(4)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(5)	Upon the closing this offering, the Registrant will issue to Maxim Group, LLC (“Maxim”) warrants to purchase a number of shares of Class A Common Stock equal to 8% of the total number of securities sold in this offering (the “Representative’s Warrants”). The exercise price of the Representative’s Warrants is equal to 110% of the offering price of the Class A Common Stock offered hereby. The Representative’s Warrants are exercisable upon the 6-month anniversary of the date of effectiveness of this Registration Statement and will terminate 5-years after the date of effectiveness of this Registration Statement. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is $5.775, which is equal to 110% of $800,000 (8% of $10,000,000).